Exhibit 99.1

SYNAGEVA BIOPHARMA™ REPORTS 2012 FULL YEAR FINANCIAL RESULTS

LEXINGTON, Mass., March 11, 2013 — Synageva BioPharma Corp. (“Synageva”) (NASDAQ:GEVA), a clinical stage biopharmaceutical company developing therapeutic products for rare disorders, today reported 2012 full year financial results and provided 2013 financial guidance. Synageva’s management team will host a conference call today at 4:30 p.m. EDT to review the financial results and provide a general business update. To participate in today’s call via telephone, please dial (877) 312-5514 for U.S. callers, or (970) 315-0452 for international callers, and reference conference ID: 95417172. In addition, the conference call will be webcast live from the “Webcasts & Presentations” section of the Investor Relations tab on the home page of Synageva’s website at www.synageva.com.

“2012 marked our first full year as a public company. Synageva made significant progress in advancing our lead program, sebelipase alfa. We announced recently that enrollment has started in the ARISE global, Phase 3 trial. This was a key step towards providing an effective therapy to patients suffering from LAL Deficiency,” said Sanj K. Patel, President and Chief Executive Officer of Synageva. “We continue to advance our other preclinical programs, and we entered 2013 with a strong cash balance which will be thoughtfully and strategically allocated to facilitate the achievement of our goals for 2013 and beyond.”

Recent Company Highlights

Synageva reported progress and updates on a number of key objectives during the past year including the following:

•

Presentation of three, six and nine-month data from the ongoing Phase 1/2 extension study of sebelipase alfa in adults with late onset lysosomal acid lipase deficiency (LAL Deficiency), including acceptance for publication of 12-week data in the journal Hepatology

•	Publication of recent prevalence estimates of late onset LAL Deficiency in the online version and an upcoming print edition of the journal Hepatology

•

Interactions with U.S., European and other global regulatory authorities that allowed us to begin clinical trial site initiations and dosing of the first patient in the Acid Lipase Replacement Investigating Safety and Efficacy (ARISE) global, Phase 3 trial of sebelipase alfa in children and adults with LAL Deficiency in February 2013

•	Continuation of treatment and enrollment in the Phase 2/3 trial of sebelipase alfa in infants with early onset LAL Deficiency

•

Advancement of our SBC-103 program for Mucopolysaccharidosis Type IIIB (MPS IIIB, also known as Sanfilippo B) by demonstrating reduced lysosomal substrate storage in the brain, liver and kidney tissues in a mouse model using various dosing approaches

•	Expansion of our global clinical, medical affairs and commercial infrastructure to further enhance our ability to raise awareness and help identify more patients with LAL Deficiency

•	Executed on plans to develop a redundant, commercial-scale manufacturing facility to further supply protein therapeutics for our lead programs

•

Strengthened balance sheet as a result of completing a follow-on offering in January 2013, resulting in $111.0 million of net proceeds, in addition to the Company’s $219.0 million of cash, cash equivalents and short-term investments as of December 31, 2012.

2013 Key Objectives

Corporate objectives for 2013 include the following:

•	Progress enrollment in the ARISE Phase 3 trial of sebelipase alfa in children and adults with late onset LAL Deficiency

•	Progress enrollment in the Phase 2/3 trial of sebelipase alfa in infants with early onset LAL Deficiency

•	Provide updates from the ongoing Phase 1/2 extension study of sebelipase alfa in adults with LAL Deficiency including one year of treatment data

•	Continue global disease awareness programs to support identification of more affected infants, children and adults with LAL Deficiency

•	Initiate first-in-man clinical trials of SBC-103 for MPS IIIB in the first half of 2014

•	Advance additional pipeline programs

•	Progress towards completion of a redundant, commercial-scale manufacturing facility to further supply protein therapeutics for our lead programs

2012 Full Year Financial Results

For the year ended December 31, 2012, Synageva reported a net loss of $42.9 million compared to a net loss of $25.3 million for the corresponding period of the prior year.

Revenue for the full year ended December 31, 2012 of $15.0 million consists of $7.0 million of Fuzeon royalties from Roche, as well as revenue of $7.9 million from Synageva’s collaboration with Mitsubishi Tanabe Pharma Corporation. Total costs and expenses for the full year 2012, including R&D expenses, G&A expenses, and amortization of developed technology totaled $58.0 million. This compares to total costs and expenses for the full year 2011 of $27.1 million.

Synageva had cash, cash equivalents and short-term investments totaling $219.0 million on December 31, 2012, compared with a $60.2 million cash, cash equivalents and short-term investments balance at December 31, 2011. The cash balance at December 31, 2012 does not include proceeds from the recent follow-on offering completed in January 2013 that resulted in $111.0 million in net proceeds to the company.

2013 Financial Outlook

Synageva currently expects a net loss guidance of between $87.0 and $97.0 million for 2013. The net loss is primarily due to investments necessary to support the global clinical development program for sebelipase alfa, further development of SBC-103, expansion of the global clinical, medical affairs and commercial infrastructure, expansion of our manufacturing capabilities, as well as advancement of other pipeline programs. In addition, we plan to invest a portion of our capital into additional opportunities, beyond our first-mover pipeline programs, to leverage our proprietary production platform to develop improved biologic therapies for unmet medical needs.

About Synageva’s Lead Program

Sebelipase alfa (SBC-102) is a recombinant form of the human LAL enzyme being developed as an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, a lysosomal storage disorder (LSD). Sebelipase alfa is currently being evaluated in global clinical trials and has been granted orphan designations by the U.S. Food and Drug Administration (“FDA”), the European Medicines Agency, and the Japanese Ministry of Health, Labour and Welfare. Additionally, sebelipase alfa received “fast track” designation by the FDA.

About LAL Deficiency

LAL Deficiency is a rare autosomal recessive LSD caused by a marked decrease in LAL enzyme activity. Late onset LAL Deficiency, sometimes called Cholesteryl Ester Storage Disease (CESD), affects both children and adults. In these patients, the buildup of fatty material in the liver and blood vessel walls may lead to liver cirrhosis, liver failure and accelerated atherosclerotic events. Early onset LAL Deficiency, sometimes called Wolman disease, affects infants and is characterized by severe malabsorption, growth failure and liver failure, and is usually fatal within the first six months of life. There are no approved pharmacological therapies for LAL Deficiency. Success with stem cell and liver transplant appears to be limited by procedure-related morbidity and mortality.

About Synageva BioPharma Corp.

Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical need. Synageva has several protein therapeutics in its pipeline. The company has a team with a proven record of bringing orphan therapies to patients.

Further information regarding Synageva BioPharma Corp. is available at www.synageva.com.

Forward-Looking Statements

This news release contains “forward-looking statements”. Such statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “intend,” “believe,” “may,” “will,” “estimate,” “forecast,” “project,” or words of similar meaning. These forward-looking statements address among other matters our 2013 financial guidance including our expected 2013 net loss and the factors underlying our guidance, planned allocation of our cash, and the potential of our programs. Many factors may cause actual results to differ materially from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, including unanticipated costs or delays in its research and development programs, fluctuations in royalty revenues, unplanned costs associated with maintaining and enforcing patents and other patent-related costs, the ability to successfully progress enrollment and advance our programs on the timelines that we expect and those identified under the heading “Risk Factors” in the Company’s prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2013, and other filings Synageva periodically makes with the SEC, and others of which are not known. No forward-looking statement is a guarantee of future results or events, and investors should avoid placing undue reliance on such statements. Synageva undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Synageva BioPharma Corp.

Consolidated Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:
Royalty revenue	$1,995	$1,083	$7,023	$1,083
Collaboration and license revenue	2,885	446	7,875	640
Other revenue	—	85	56	376

Total revenue	4,880	1,614	14,954	2,099

Costs and expenses:
Research and development	12,908	5,149	37,347	17,346
General and administrative	6,345	3,362	17,396	9,268
Amortization of developed technology	878	504	3,232	504

Total costs and expenses	20,131	9,015	57,975	27,118

Loss from operations	(15,251)	(7,401)	(43,021)	(25,019)
Other (expense) income, net	—	(76)	—	(259)

Interest income (expense), net	60	(1)	72	(28)

Net loss	$(15,191)	$(7,478)	$(42,949)	$(25,306)

Basic and diluted net income per share (1)	$(0.62)	$(0.65)	$(1.90)	$(8.58)

Weighted average shares used in basic and diluted per share computations (1)	24,347	11,587	22,579	2,950

(1)	Per share computations for fiscal 2011 are based on (i) Private Synageva’s historic common stock balances (excluding preferred stock) up to the Merger date (November 2, 2011) and (ii) post-Merger common stock from the Merger date to year end.

Synageva BioPharma Corp.

Consolidated Balance Sheet Data

(in thousands)

	As of December 31,
	2012	2011
Cash, cash equivalents, and short-term investments	$218,953	$60,232
Working capital	212,028	56,393
Total assets	243,256	83,298
Accumulated deficit	(158,789)	(115,840)
Total stockholders’ equity	$230,177	$74,048

“Dedicated to Rare Diseases®” is a registered trademark and “Synageva BioPharma™” is a trademark of Synageva BioPharma Corp.

Contact for Synageva:

Matthew Osborne

Tel: (781) 357-9947

matthew.osborne@synageva.com